Exhibit 99.1

FOR IMMEDIATE RELEASE June 20, 2007

StanCorp Financial Group, Inc. Announces the Departure of Cindy McPike as Senior Vice President and Chief Financial Officer

PORTLAND, Ore. — June 20, 2007 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced the departure of Cindy McPike as senior vice president and chief financial officer as of June 18, 2007. Ms. McPike joined the company in 1998 and has served as chief financial officer since July of 2002. The company and Ms. McPike have reached a mutual agreement on the separation.

“We thank Cindy for her tenure at the organization,” said Eric E. Parsons, chairman, president and chief executive officer. “Cindy has helped lead the company through many of its milestones as a public company, including its implementation of the Sarbanes-Oxley Act, public debt offerings, syndication of its line of credit and various acquisitions.”

Ms. McPike stated her intent to explore opportunities as a chief financial officer or chief executive officer of another company, potentially in a different industry.

As the company conducts a national search for a permanent successor, Rob Erickson, assistant vice president and controller, will fulfill the duties of principal financial officer on an interim basis.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Investment Advisers, StanCorp Equities, StanCorp Trust Company and StanCorp Mortgage Investors — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.2 million customers nationwide as of March 31, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Forward-Looking Information

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest annual report on Form 10-K with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(971) 321-7051

E-mail: ttozer@standard.com